Exhibit 10.21
Gleiss Lutz

Lease Agreement

between

(1)
fischer group SE & Co. KG, having its registered seat in Achern, registered with the commercial register of the local court of Mannheim under no. HRA 220538, with registered business address at Gewerbegebiet 7, 77855 Achern (the “Lessor”);

and

(2)
fischer eco solutions GmbH, having its registered seat in Achern, registered in the commercial register of the local court of Mannheim under no. HRB 706920, with registered business address at Gewerbegebiet 7, 77855 Achern (the “Lessee”).

Preamble

This lease agreement (the ‘‘Lease Agreement”) substitutes the lease agreement dated 11 July 2017 in its entirety.

§ 1	Leased Premises

1.1
The Lessor is the owner of the property located in 77855 Achern, Im Gewerbegebiet 7, which is recorded in the land register (Grundbuch) of Achern No.40, Page 1, Parcels 1137 and developed with office buildings, warehouses and manufacturing facilities.

1.2
The premises being leased to the Lessee comprise the space(s) marked in the site plan which is attached hereto in Annex 1.2-1 and outlined in two (2) floor plans attached hereto as Annex 1.2-2 (hereinafter referred to as the “Leased Premises”) for commercial use with the following location and size:

Workspace in hall 6 (‘‘Halle 6”), approx. 617 m2;

Office space, approx. 76 m2;

Outdoor laboratory, approx. 120 m2;

Workspace in hall 12, approx. 204 m2

as well as sixteen (16) automobile parking spaces for sole use of the Lessee, which are marked in Annex 1.2-1,

including the necessary access way to the parking spaces and to the entrance to the Leased premises for shared use of the Lessee, marked in red in Annex 1.2-1.

Floor: The Leased Premises are located on the ground floor and first floor.

Gleiss Lutz
Total leased area amounts approx. to 1,017 m2 (not including parking spaces and access way).

1.3
The Leased Premises shall be transferred to the Lessee in the condition in which it is at the beginning of the contractual relationship. The Lessee is aware of the condition from a detailed inspection of the Leased Premises and accepts them in their condition as being in compliance with this contract. The Lessor is not liable regardless of fault for initial material defects in the rental object. The above regulation does not affect the Lessee’s obligation to maintain and repair the rental object in accordance with this contract.

Subject to Clause 2.4, there are no further claims of the Lessee against the Lessor regarding the condition and equipment of the rental object. In particular, it shall be incumbent on the Lessee to notably verify whether the equipment of the Leased Premises is sufficient for the use anticipated by it, in particular with regard to the ArbStättV [Gennan workplace ordinance], and whether the special technical equipment required for operation and equipment of the Leased Premises, such e.g. as air-conditioning, aeration and ventilation systems as well as additional equipment for in- creased air exchange, is available and to ensure possible completion or adaptation of the existing technical equipment. However, the Lessor warrants that to its actual knowledge (positive Kennt- nis) none of such requirements have been violated with regard to the previous use of the Leased Premises. The equipment listed in Annex 1.3 is owned by the Lessee and therefore not part of the Leased Premises. Therefore, it is the Lessee’s responsibility to take care of its maintenance and repair and renewal.

1.4
If the Lessor is informed by an authority of an infringement against relevant rules, regulations or statutory provisions or if the Lessee’s fit-out does not comply with the approved drawings or the rules of proper and professional performance of the building work, the Lessee undertakes to remedy this infringement - insofar as technically possible - within 14 calendar days from the date of the written warning. If the Lessee fails to comply with this obligation to remedy - insofar as the remedial work is technically possible - within 14 calendar days but at least within the time period prescribed by official authorities, the Lessor himself may arrange for remedy and charge the Les- see with the remedial work at cost price plus any value-added tax incurred.

The refusal or withdrawal of official approvals, such as the issuing of administrative orders, official requirements or other provisions or any other impediment to the contractual use for reasons which lie in the person of the Lessee or in the nature or operation of its business, shall not grant to the Lessee any right of rescission, termination, suspension of performance or any other right.

§ 2	Use of the Leased Premises

2.1	The premises are intended for the business purposes of the Lessee and its affiliates.

2.2
The Leased Premises may only be used for statutorily, regulatory and contractually authorized and permitted purposes, in particular considering any restrictions of use pursuant to the building permit. Any change of use requires the prior written consent of the Lessor.

Gleiss Lutz
2.3
The Lessee shall obtain all permits associated with its operations and business at its own expense and meet all of the requirements set forth therein. The Lessor shall assume no liability as to the fact that approvals and concessions will be granted for the anticipated operation of the Leased Premises and its facilities or that already issued approvals continue to be effective, if and to the extent tliese approvals relate to the person or the business operations of the Lessee.

2.4
The validity of this Lease Agreement shall not be dependent on any official permits for the Lessee’s commercial activity that might be required. However the Lessor declares that to its actual knowledge (positive Kenntnis) the previous use of the Leased Premises is permitted under public planning law.

The Parties intend to have the Leased Premises separated from the adjoining area, e.g. by erecting a fence and separate entrance area. The parties shall agree on the actual implementation of a separation of the Leased Premises and the Lessor shall implement it at its expense in accordance with the applicable regulatory requirements such as fire protection. The separation of the Leased Premises shall include the construction of a separate entrance, equipped with a locking system that the parties shall agree on beforehand. The Lessor shall be responsible to obtain an according building permit (if necessary).

2.5	The Lessee shall not be entitled to claim protection from competition of whatever nature.

§ 3	Term of lease, handover

3.1	The lease shall commence on 1 September 2021, 0:00 hrs. CEST and end on 31 August 2026, 24:00 hrs. CEST (fixed lease term).

3.2
The Lessor shall grant the Lessee an option right to extend the lease by another five (5) years at the terms and conditions of this Lease Agreement (option term). The option right shall be exercised by written declaration of the Lessee, which must be delivered to the Lessor no later than ninety (90) days prior to the expiry of the fixed term.

The Lessee is entitled to terminate the lease early (even during fixed lease term or option term), to the end of each calendar quarter with a notice period of 4 months.

3.3	The Lessor shall handover the Leased Premises to the Lessee on 1 September 2021.

§ 4	Rent and VAT option

4.1	The monthly basic rental fee shall be EUR 7,768 plus VAT at the statutory rate in force at the time, currently nineteen percent (19%).

Gleiss Lutz
The rent is allocated to the different spaces as follows:

Workspace, office space:	EUR 6,530.00 (= EUR 7.28 / m2);

Outdoor laboratory:	EUR 438 (= EUR 3.65 / m2);

Parking spaces:	EUR 800 (= EUR 50 / parking slot).

4.2	The rent shall be paid monthly in advance by the third (3rd) working day of each month to the Lessor into its account no. (IBAN): DE06 6649 0000 0012 3271 10 at Volksbank eG, bank code: GENODE610Gl.

4.3
If the term of this Lease Agreement begins on a date other than the first of a month, then the first rental payment shall only be owed pro rata temporis; the rental fee thus owed pro rata temporis shall be due for payment together with the next monthly rental fee. The term of the Lease Agreement shall end on the last day of the month (in accordance to the term discussed herein) regardless of the day of the month on which it commences.

4.4
The Lessee shall not be entitled to proceed to a setoff against and/or assert a right of retention or a right to suspension with regard the rent or other claims of the Lessor arising from this contract unless the Lessee’s claim which is intended for setoffis uncontested or recognized by declaratory judgment.

4.5
Pursuant to Section 9 German VAT Act (Umsatzsteuergesetz - “UStG”), the Lessor has waived the VAT exemption pursuant to Section 4 no. 12a) UStG (the “VAT Option”) as concerns the leasing of the Leased Premises. Accordingly, in addition to the rent and the advance payment on ancillary costs, the Lessee shall pay the VAT at the statutory rate in force at the time.

The Lessee is aware that the Lessor’s VAT Option is permissible only subject to the prerequisites set forth in Section 9 (2) UStG.

The Lessee shall be obliged to use the Leased Premises exclusively for transactions which, pursuant to the statutory provisions applicable upon conclusion of this Lease Agreement, do not preclude the deduction of input value-added tax. The use for tax-exempt transactions shall only be permitted insofar as it is admissible pursuant to the statutory provisions governing the value-added tax and the Landlord maintains his right to opt for value-added tax; this means in particular that in the event that the de minimis limit determined by the tax authorities is reduced, the new definition shall apply. The Lessee undertakes to impose this obligation also on potential subtenants or any other third party to whom he grants the use of the Leased Premises.

In the event that the Lessee himself proceeds to a tax-damaging change in the use of the Leased Premises or tolerates such change to be implemented by a third party, the Lessor shall no longer be obliged to list the value-added tax as a separate item. The rent owed up to the relevant date plus value-added tax will then be owed as new rent to be paid henceforth (without separate statement of value-added tax).

Gleiss Lutz
§ 5	Provision of security

5.1
The Lessee shall be obliged to furnish security to the Lessor upon occupying the Leased Premises. The security shall be provided in the form of a parent guarantee by Advent Technologies for the maximum amount of EUR 30,000 in accordance with Annex 5.1 (the “Guarantee”)

5.2	At the end of the lease term, the Lessor shall release the Guarantee, provided all claims against the Lessee have been satisfied.

§ 6	Ancillary costs

6.1	In addition to the payment of the basic rent accruing to the Leased Premises, the Lessee shall pay the operating costs pro rata as of the commencement of the lease term (cf. Section 3.1).

6.2
The Lessee shall bear operating costs that are incurred pursuant to Annex 6.2-1. In addition, the Lessee shall bear the costs for maintenance and repair of the Leased Premises and its installations as set out in Annex 6.2-1.

The allocation of the costs to be incurred for the maintenance, repair, renewal and decorative repairs of commonly used areas and facilities shall be made in accordance with the provisions set forth under Section § 8 of this contract.

6.3
The Lessee is entitled to install separate metering at its own cost in coordination with the Lessor regarding electricity and hydrogen. If separate metering is installed, the Lessee shall be charged according to its consumption. Insofar as it is not installed, the Lessee shall pay a lump sum, which can shall be jointly agreed and thereafter adjusted in the Lessor’s reasonable discretion in case it turns out that the initially agreed lump sum is not sufficient or exceeds the actual pro rata costs.

Water and compressed air shall be charged according to the Lessee’s consumption and heating costs shall be passed to the Lessee according to the area of the Leased Premises.

6.4	Seventy percent (70%) of the heating and hot water costs shall be passed on to the Lessee according to its consumption, and thirty percent (30%) according to use area.

6.5
All costs to be incurred for the maintenance, repair, renewal and decorative repairs of commonly used areas and facilities shall be borne by the Lessee according to the proportion of the Leased Premises to the overall area of the property.

6.6
To the extent the ancillary costs within the meaning of this Section§ 6 are not paid by the Lessee directly, it undertakes to the Lessor that it will make an appropriate monthly prepayment on the ancillary costs. The amount of the monthly prepayment at the beginning of the lease term shall be, for the time being:

EUR 1,000 (in words: one thousand) per m2 total area and

plus VAT at the statutory rate at the time, currently nineteen percent (19%).

Gleiss Lutz
The amount of the monthly lump-sum at the beginning of the lease term shall be, for the time being:

Electricity:

EUR 4,900 (in words: fourthousandninehundred) per m2 total area and Hydrogen:

EUR 1,400 (in words: onethousandfourhundred) per m2 total area and plus VAT at the statutory rate at the time, currently nineteen percent (19%).

6.7
The Lessor shall be obliged to provide an accounting of the operating costs each year, no later than twelve (12) months after the accounting period. The accounting period shall, as a rule, comprise one (1) year and correspond to the calendar year. This time period is not to be considered as cut-off date. Claims deriving from the annual accounting shall be due and payable one (1) month after receipt of the accounting by the Lessee.

6.8
The amount of the monthly prepayments shall be continuously adjusted to reflect the ancillary costs actually incurred in the last accounting period once the result of the first accounting period is available.

6.9
Should the term of the Lease Agreement end during an accounting period, an interim reading of the meters shall be conducted for the consumption-related operating costs and an interim accounting shall be performed. The costs for this shall be borne by the Lessor.

§ 7	Termination for cause

7.1	Unless otherwise provided in this Lease Agreement, a termination of this lease for cause shall be governed by the statutory provisions.

7.2	All terminations must be effected in writing.

§ 8	Maintenance and repair of the Leased Premises

8.1
The Lessee shall treat the Leased Premises and those furnishings which have been brought in by the Lessor, as well as all commonly used areas and facilities, including the property and the outdoor facilities, with due care.

The Lessee shall be responsible at its own expense for their cleaning, upkeep, ventilation and heating, maintenance, repair and decorative repairs with regard to the Leased Premises and the facilities, installations and equipment located within the Leased Premises including the supply and disposal lines to/ from the main lines, and - except for cosmetic repairs - on the outside (doors and windows on the external fa ade of the Leased Premises and the frame) (some of these measures are listed as an example in Annex 6.2-1).

Gleiss Lutz
The Lessee is only obliged to bear the proportional costs for maintenance and repair of commonly used areas and facilities, including cleaning and removal of snow from the roof, to a maximum amount often percent (10%) of the aggregate rent (annually net rent plus advance payments for operating costs and service charges in the relevant year in respect of which the settlement is pre-pared, plus value-added tax at the statutory rate).

If the necessary maintenance and repair has not been caused by rental use or cannot be attributed to the sphere of risk of the Lessee, the Lessee shall be entitled to claim compensation for the costs incurred for the maintenance and repair arranged by him, provided that these costs exceed 10 percent of the aggregate rent (annually net rent plus advance payments for operating costs and service charges in the relevant year in respect of which the settlement is prepared, plus value- added tax at the statutory rate). Decisive for the calculation of the services rendered by the Lessee are the net invoice amounts of the tradesmen’s invoices to be submitted by the Lessee.

8.2
The Lessee shall be obliged to carry out all necessary cosmetic repairs on the Leased Premises, or have them carried out, professionally and at its own expense. Cosmetic repairs comprise the wallpapering or painting of the walls and ceilings, the painting of the skirting boards, the heaters, including the heating pipes, the interior doors and the exterior doors from the inside, all interior wooden components and any steel constructions in the interior, as well as the cleaning of floor coverings.

8.3
The Lessor undertakes to arrange at his own expense for the maintenance and repair of the roof (cleaning and removal of snow from the roof), the structure and the facade as well as the replacement (replacement procurement) of individual technical building installations, insofar as they are his property and, in spite of proper maintenance and repair, the costs of which are to be borne by the Lessee on a pro rata basis within the scope of the settlement of operating costs and service charges, their replacement is necessary because repair is no longer possible with appropriate means (relating to the respective installation).

These costs (except for the costs for repair of roof and structure and facade but including the costs for maintenance and cleaning of the roof and snow removal) can be allocated to the Lessee in full, provided that the measures are necessary due to rental use or to be attributed to the Lessee’s sphere of risk, otherwise shall be allocated during the year only up to 10 percent of the total rent (annually net rent plus advance payments for operating costs and service charges in the relevant year in respect of which the settlement is prepared, plus value-added tax at the statutory rate). Any costs extending beyond the scope of the aforesaid shall be borne by the Lessor.

The “roof’ within the meaning of this provision refers to the roof construction with the roofing and the associated plumbing work (roof gutters), including any awnings, ancillary roofs and glass roofs and roof entrances and exits.

The “structure” within the meaning of this provision refers to the load-bearing parts of the building (all foundations, load-bearing walls, columns, pillars and ceilings), the façade with façade cladding, with the exception of windows and doors and the chimney, excluded from the load-bearing walls and ceilings are the interior plasterwork and any wall hangings (wallpaper, etc.) and the screed with floor covering.

Gleiss Lutz
8.4
Before bringing in any heavy objects (equipment, machines, apparatus, safes, bookshelves, etc.), the Lessee shall inquire with the Lessor about the pennissibility of burdening the roof, the ceilings, the floors and other load-bearing constructions. In the event of any detrimental effects, the objects shall be removed at the Lessor’s request.

8.5
Any damage, as well as necessary maintenance and repair work in and on the building, the facilities and installations, the outdoor facilities and on the Leased Premises shall be notified to the Lessor or its authorised agent without delay. The cost of each maintenance and repair measure performed by the Lessee pursuant to the provision in Section 8.3 and 8.2 shall be documented in writing to the Lessor once it has been incurred.

8.6
The Parties shall be obliged to have the maintenance and repair work for which they are responsible carried out within a reasonable period of time. Should one of the Parties not fulfil this responsibility at all, or in a timely manner, despite receiving a reminder with the setting of a grace period, the respective other Party shall be entitled to have urgently necessary work carried out at the expense of the defaulting Party.

8.7
The Lessor shall indemnify and hold harmless the Lessee from (i) any claims of third parties including public authorities with regard to and in connection with any environmental damage on/in the Leased Premises (including the building on the Leased Premises) and (ii) any hazardous substances in the buildings standing on the Leased Premises, unless such environmental damage or hazardous substance has been caused by the Lessee during the term of the Lease Agreement. The Lessee is obliged to remedy such damages until the end of the lease at the latest. For the purposes of this Lease Agreement, environmental damage means burdens on the soil, soil air, seepage water, surface water or groundwater, waste or hazardous substances of all kinds in and on structures (e.g. asbestos), structural or technical facilities sealed inside the soil or parts thereof, warfare agents or weapons. Environmental damage includes, in particular, harmful soil changes and residual contamination within the meaning of section 2 German Federal Soil Protection Act (Bundesbodenschutzgesetz - “BBodSchG”) or within the:; meaning of section 2 German Environmental Damage Act (Umweltschadensgesetz - “USchadG”) and hazardous or environmentally hazardous substances or preparations in or on buildings within the meaning of section 3a German Chemicals Act (Chemikaliengesetz - “ChemG”), in both cases supplemented by the applicable legal directives, administrative regulations and technical guidelines.

8.8
In cases of imminent danger, each Party shall be obliged to take reasonably necessary measures to eliminate the danger. Costs for such measures shall be borne by the Party responsible for the dangerous condition, and in the event that the dangerous condition has no discernible cause or is caused by an act of force majeure, shall be borne as set out in this Section§ 8.

Gleiss Lutz
§ 9	Structural changes by the Lessor

9.1
The Lessor shall be entitled to perform repair works and structural changes, for the extension or development of the property, for the maintenance of the building or the Leased Premises on interior and exterior areas, for the avoidance of imminent danger or the removal of defects or damage without the consent of the Lessee.

9.2
The Lessor shall take into account the ongoing operation of the Lessee and endeavour to have the work carried out outside the Lessee’s operating hours if possible and endeavours that the nature, scope and timing of all work and measures shall be structured to minimize any impact on the Lessee’s business operations minimize. The Lessor will inform the Lessee in advance, if possible, in a reasonable time, unless it is a matter imminent danger.

9.3	The Lessee shall keep the affected spaces accessible. It may not hinder the performance of the work.

§ 10	Structural changes by the Lessee

10.1
Before performing any structural changes to the Leased Premises that would affect the substance, the ground plan or the external appearance of the Leased Premises, the Lessee shall obtain the consent of the Lessor in writing, such consent not to be unreasonably withheld where the Lessee demonstrates a material interest in the change and such change does not materially adversely affect the Lessor’s interests.

The Lessor shall be entitled to grant his consent to structural changes intended by the Lessee with the proviso that the Lessee provides additional security in order to secure a potential obligation to restore the Leased Unit to its original condition, as set forth in para. 13.3.

10.2
Where the structural changes planned by the Lessee require a building permit or change of use permit, the Lessee shall bear the cost and risk of the application and issuance of such permit(s). The Lessee shall be obliged to carry out any official orders and conditions at its own expense and at its own risk.

§ 11	Accessibility of the Leased Premises

11.l
The Lessor or its authorised agent shall be entitled to enter the Leased Premises during the Lessee’s business hours upon twenty-four (24) hours’ notice. In cases of imminent danger, the Lessor may enter the Leased Premises without notice but must provide notice of such entry as soon as reasonably possible.

11.2
If the Lessee will be absent for a lengthy period of time, it shall be ensured that the Lessor’s right to enter the Leased Premises in accordance with Section 11.1, sentence 1 can be exercised in a timely manner.

Gleiss Lutz
§ 12	Specific provisions regarding the shared use of the premises

The Parties will discuss in good faith and mutually agree to provisions in writing concerning the use of shared spaces of the premises.

§ 13	Termination of the Lease Agreement

13.1	Once the term of the Lease Agreement comes to an end, the Leased Premises shall be returned to the Lessor on the last day of the lease term vacant, broom clean and with all keys returned.

13.2
The Lessee shall remove all movable fixtures and fittings and equipment (including those listed in Annex 1.3), including lighting fixtures and electrical wiring up to distribution and including the locking system pursuant to section 18.2 below, which he has installed during the tenancy and all installations or modifications or other structural changes it has carried out during the tenancy.,

13.3
The Lessor may request in writing that Lessee not remove installations it has made to the Leased Premises, in which case the Parties may agree in writing to an appropriate compensation to the Lessee for such installations. The Lessee has the right to reject any such request of the Lessor.

§ 14	Changes in the identity of the Lessor, subleases

14.1
Should the Lessor’s company change its legal identity or should another change occur that would be of significance (for example, a change recorded in the Commercial Register), the Lessor shall be obliged to inform the Lessee thereof without delay.

14.2
The Lessee shall be entitled to sublet the Leased Premises in whole or in part or provide them to a third party for use only with the prior written consent of the Lessor, which shall not be unreasonably withheld.

The Lessor shall be entitled to refuse his consent for an important reason related to the person of the subtenant, the other third party or the sublease itself. As important reason shall e.g. notably qualify the fact that, according to the information provided by Creditreform, the potential subtenant has a worse credit rating than the previous lessee or the subtenant is a competitor of the Lessor. Upon first demand of the Lessor, the Lessee shall provide the Lessor with copies of all agreements pertaining to the sublease or, if no written agreements have been concluded, he shall provide the Lessor with written information about the content of the sublease agreement, confirming the subtenant. The aforesaid obligation of the Lessee shall also apply to any amendment relating to the sublease. If the Lessee fails to fulfill the aforesaid obligation or fulfills it in an insufficient manner despite the setting of a deadline by the Lessor, the Lessor shall be entitled to revoke his consent to the sublease and to terminate the tenancy for cause.

Both in the case of an unauthorized subletting and in the case of authorized subletting or transfer for use the Lessee shall be liable for any act or omission of the subtenant or any other third party to whom the Lessee has surrendered the Leased Premises for use, irrespective of its own fault.

Gleiss Lutz
§ 15	Insurances

The Lessor shall be obliged to insure the Leased Premises against fire, storm, hail, tap water, sprinkler leakage damage and “extended coverage” and take out building and property owner’s third party liability insurance as well as insurance against loss of rent, glass breakage and environmental liability insurance, plus additional liability insurance (fire liability insurance) and maintain it with adequate coverage for the duration of the lease. The Lessee shall be provided with proof of the conclusion of the insurance contracts and the ongoing premium payments upon request. If permissible and it so chooses, the Lessee may undertake the obligation of insuring the Leased Premises to the extent mentioned above. If the Lessee undertakes the obligation of insuring the Leased Premises and informs the Lessor that it has done so and provided proof of appropriate insurance cover to the Lessor, then the Lessee shall not be responsible for any insurance costs otherwise assessed in accordance with the terms of Annex 6.2-1.

§ 16	Destruction of the Leased Premises/reconstruction

16.1
In the event of the complete or partial destruction of the Leased Premises that suspends the contractual suitability for use or restricts it so severely that they are no longer of viable economic use from the Lessee’s point of view, shall not expire until the Lessor has declared that he will not reconstruct the Leased Premises. The same shall apply if the Lessor decides instead of rebuilding to opt for an alternative building development. In this respect, the Lessor shall submit a corresponding declaration no later than 12 months after the damage event. It shall not be possible to assert the right of termination beforehand, unless the contractually agreed use shall be excluded prior to the expiry of 18 months. In the latter case, the notice of termination shall be served to the Lessor no later than within 3 months following the occurrence of the damage event. If and to the extent the contractually agreed use of the damaged or destroyed Lease Premises shall no longer be pnssible, the obligation of the Lessee to pay rent shall be suspended as from the day following the occurrence of the damage event. In the event of partial destruction or damage, the obligation to pay rent shall cease on a pro rata basis, provided that the undamaged part of the Leased Premises allows for reasonable use by the Lessee.

In the event of a decision to rebuild, the Lessor shall take all measures necessary to restore within time-limits which are sufficiently short the condition of the building and the common facilities provided by the Lessor. The Lessor shall, however, not assume any liability for delays in the reconstruction. The reconstruction being completed, the provisions of this contract shall continue to apply mutatis mutandis.

16.2	In the event of destruction of or damage to the Leased Premises, the Lessee shall not be entitled to any further claims against the Lessor which exceed the scope of the aforementioned rights.

16.3	If the Lessee was responsible for the destruction of the Leased Premises, the Lessor shall not be obliged to reconstruct them.

Gleiss Lutz
§ 17	Duty to safeguard traffic/cleaning of building and road

The Lessee bears the legal duty to maintain safety on the Leased Premises (including snow and ice removal and gritting (winter service)) regarding such spaces that are rented for the exclusive use of the Lessee. Regarding commonly used areas and roads the legal duty to maintain safety shall be borne by the Lessor. In this respect, Lessee and Lessor shall, where any of them bears the duty to maintain safety, indemnify the relevant other Party against any claim asserted by third parties.

§ 18	Keys.

18.1
Upon the commencement of the Lease term, the Lessee shall receive an appropriate number of sets of keys and/or code cards, as applicable. The Lessor shall provide the Lessee with any additional keys and/or code cards it requires free of charge upon request. All of the keys and/or code cards shall be returned once the term of the Lease Agreement ends.

18.2
Notwithstanding the implementation of a locking system by the Lessor as described in Section 2.4, the Lessee shall be entitled to equip the Leased Premises with a new locking system in the future in coordination with the Lessor provided (i) the Lessee provides at its own costs all necessary permits for the installation, (ii) installs the locking system in compliance with any regulatory, legal and/or technical requirements, in particular in accordance with the applicable fire safety concept, ay requirements set by the authority and otherwise in a proper and appropriate manner and (iii) in case the fire safety concept is to be amended due to the installation of the locking system, the Lessee provides for an amendment of the fire safety concept and its implementation at its own costs. The Lessee shall only be entitled to the latter (amendment of the fire safety concept), ifit is ensured, that the use of the adjoining areal is not affected in any way. In the event that the Lessor is asked by the authorities to remove or amend the locking system, the Lessee’is obliged to carry out the requested measures immediately at its own expense. The Lessee is responsible for maintenance and repair and renewal of the locking-system.

§ 19	Collective heating system

19.1	The heating period shall commence on 1 October of each year and end on 30 April of the following year.

19.2	The Lessee shall be entitled to claim general heating within normal business hours; he shall not be entitled to claim specific heating or cooling, i.e. specific room temperatures.

§ 20	Change in the ownership relationships

The Lessor shall inform the Lessee without delay of any changes in the ownership and possession of the Leased Premises during the term of this Lease Agreement.

Gleiss Lutz
If the Lessor sells the property which is subject to the Lease Agreement, the Lessee declares already hereunder his approval that the security granted by him shall be transferred to the Purchaser. It shall thus not be possible to invoke § 566 a BGB.

Should the Purchaser fail to fulfil towards the Lessee any obligation arising from the Lease Agreement, this shall not create the Lessor’s liability upon accession of the Purchaser to the tenancy pursuant to § 566 para. 1 BGB, § 566 para. 2 sentence 1 BGB shall expressly be excluded.

§ 21	Declarations

21.1
Declarations of any kind by the Lessor to the Lessee shall be directed to F.E.R. fischer Edelstahlrohre GmbH, Attn.: Bjorn Weber (Managing Director and CFO), Im Gewerbegebiet 7, 77855 Achern, Germany. email: bjoemweber@fischer-group.com.

21.2
Declarations of any kind by the Lessee to the Lessor shall be directed to Advent Technologies Holding, Inc., Attn.: James F. Coffey (COO and General Counsel), 200 Clarendon Street, Bosten, MA 02116, USA, email: jcoffey@advent.energy.com.

21.3
For determining compliance with all time periods, the delivery to the recipient of the respective written declaration by registered mail delivered to the letter box or registered mail/with advice of delivery shall be decisive.

§ 22	Written form clause

22.1	No oral agreements or other collateral agreements exist.

22.2
Additions and changes to this Lease Agreement must be in written form within the meaning of Section 126 BGB, where no notarization is required. All additions and changes must be made in the form of a written addendum to this Lease Agreement, which makes explicit reference to this Lease Agreement and is firmly attached to it by e.g. staples or eyelets. This written form agreement may only be waived in writing.

22.3
The Parties are aware of the statutory written form requirements set forth in Sections 578, 550, 126 BGB. They hereby mutually undertake to take all actions and render all declarations upon request at any time that are necessary to fulfil the contractual written form agreement and the statutory written form requirements and not to terminate this Lease Agreement prematurely with reference to a failure to comply with the written form requirements. This shall apply not only to the conclusion of this Lease Agreement, but also to any exhibits, schedules, addenda, amendment and supplementary agreements as may be operative between the Parties as concerns the Leased Premises.

Gleiss Lutz
§ 23	Severability

Should any individual provisions of this Lease Agreement be or become in whole or in part invalid or infeasible, or should there be an omission in this Lease Agreement, this shall indisputably (unwiderlegbar) not affect the validity or feasibility of the remaining provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Lease Agreement even without the invalid or infeasible provision or the omission of the same. In place of the invalid or infeasible provision or in order to remedy the omission, the Parties undertake to agree in writing on an appropriate, valid and feasible provision that comes closest to what the Parties intended or would have intended in accordance with the purpose of this Lease Agreement had they considered the matter at the outset.

§ 24	Other agreements

24.1
The Lessee realises and accepts the fact that data will be stored in the course of the administration of this lease. The Lessor assures the Lessee that it will store only the data that are needed for the proper processing and administering of this lease and can permissibly be collected under the provisions of the EU Data Protection Regulation 2016/679 and the German Federal Data Protection Act (Bundesdatenschutzgesetz, “BDSG”).

24.2	In the event of any conflict between this Lease Agreement and its Annexes, the provisions in this Lease Agreement shall prevail over any conflicting provisions in the Annexes.

24.3	1bis Lease Agreement shall be governed exclusively by the laws of t.lle Federal Republic of Germany.

§ 25	Components of Lease Agreement

Annex 1.2-1	Site plan

Annex 1.2-2	Floor plans

Annex 1.3	Lessee’s Equipment

Annex5.1	Sample Guarantee

Annex6.2-1	Operational costs and maintenance and repair obligations

Gleiss Lutz
Signatures

fischer group SE & Co. KG:

Date:	30 August 2021

Name:	Dr. Felix von Bredow
Position:	Attorney at Law, acting based on the power of attorney as of 25 August 2021 fischer eco solutions GmbH:

Date:	30 August 2021

Name:	Dr. Felix von Bredow
Position:	Attorney at Law, acting based on the power of attorney as of 25 August 2021

*****

Annex 1.2-2

Hall 6:
Workspace approx. 617 m2 + approx. 76 m2 office space

Outdoor laboratory, approx. 120 m2

Annex 1.2-2

Hall 12:

Workspace approx. 204 m2

Annex 1.3, page
fischer eco solutions GmbH

lnventarnr.	lnventarbezeichnung

1 Apparatebau
210 Maschinen
21000020	Bandsagemaschine mit Kuhlmittel
21000021	Saulenbohrmaschine ALZMETALL AB

221 Maschinengeb. Werkzeuge
22100017	AHU-Wkz. Diffusor
240 Maschinelle Anlagen
24000001	Druckprufer fur lnnendruck
24000009	Witt-Gasmischer
400 Betriebsausstattung
40000001	Demogerat Wasseraufbereitung
40000003	Arbeitstisch-3D
40000004	Verdampferanlage einstufig
40000018	Hochstromgerat zum Reinigen
40000019	Bauer-ContainerwanneTyp: CW 3
40000020	Drehtisch WDBWJ-1 inkl. Backen
40000021	Strongmaster IFA,
410 Computerzubehor
41000003	Toshiba Notebook Portege R700
41000004	Monitor 24” Samsung SyncMaster
41000005	Notebook Celsius H910
41000006	Lenovo ThinkPad Edge E330
41000007	Zeiterfassungsterminal B-Net 934
41000008	HP Workstation PC Z210 i3-2120
41000009	Samsung Monitor 24” LED
41000010	Samsung Monitor 24” LED
41000011	Samsung Monitor 24” LED
420 Buroeinrichtung
42000000	Schreibtisch Halle 6
42000001	Schreibtisch Halle 6
42000002	Schreibtisch Halle 6
42000004	Schreibtsich Halle 6
42000005	Schreibtisch Halle 6 Azubi
42000006	Trennwand-Anlage Halle 6
42000007	Querrollladenschrank mit Vollwan
440 Werkzeuge bis 1000€ nsn 0>1000€
44000005	Schweifsanlage Lorch MIG-MAG-PLUS
44000006	Rohrtrenn- und Anfafsmaschine
44000007	Kompaktschweifsanlage LORCH WIG
44000009	Werkzeug fur die Warmetauscherp.

Annex 1.3, page
450 Einbauten in fremde Gebaude
45000000	Klimaanlage Halle 6
2 Brennstoffzelle
210 Maschinen
21000004	Frasmaschine Basissystem CAM1010
21000006	Drei-Achsen-Tischroboter DR 2303
21000007	Schneideanlage Hochdruck-Wasser
21000009	Prazisions-Schleifmaschine
21000010	Vakuumaggregat
21000011	Vakuumaggregat
21000012	Shuttle Hybrid-Version
21000013	Shuttle Hybrid-Version
21000014	Electrode Assembly Station•
21000015	Universalbearbeitungzentrum
21000016	Power-Clamp Schrumpfgeraat Econo
21000017	Auswuchtmaschine Tool Dynamic
21000018	Montagestation Brennstoffz.S165L
21000019	ASM 340W S 1015 DN25Nr. JSVA00A2
21000024	Grob-Universalbearbeitungszentru
21000025	Konfigurierbarer Roboter
21000026	Druckwasser-Temperiergerate
21000027	Montagestation Brennstoffz.S165L
21000028	Leak Test Unit (LTU)
21000029	Stack Tester Nr. 2
21000030	Stack Tester Nr. 3
21000031	Stack Tester Nr. 4
21000032	Stack Tester Nr. 5
21000033	Electrode Assembly Station
21000034	Stack Tester Nr. 7
21000035	Stack Tester Nr. 8
21000036	Montagestation Brennstoffz.S165L
21000037	Utensilienspi.ilmaschine Meiko
21000038	Roll-to-MEA Machine (Electrical)
21000039	Smartcoater
21000040	Downstroke Press WKP 5000 S
221 Maschinengeb. Werkzeuge
22100023	Aufnahmekavitat s 165 L
22100024	Schrumpffutter/Spanzangenf/Welde
22100025	1 Mold with 3 cavitifor Producti
22100026	Aura Unilock NullpunAFM 105-65 A
22100035	Super-Compakt-Spannsystem+Spezia
22100036	Mold.Cathod Mold (3rd) with chan
22100037	Mold Anode Mold (3rd) with chan
22100038	Aufnahmekavitat mit Klemm. 5165L

Annex 1.3, page
22100039	Mold for plain plates production
22100040	Mold for plain plates production
22100041	Mold for plain plates production
22100042	Mold for plain plates production
22100043	Mold for plain plates production
22100044	Mold for plain plates production

240 Maschinelle Anlagen
24000011	Trockenlagerschrank
280 Betriebsvorrichtungen
28000002	Gasversorgung for Slack Testst.
380 Fuhrpark - Sonstiges
38000003	Lastenrad Trapora XL
38000004	Lastenrad Trapora XL
400 Betriebsausstattung
40000005	Spezialsauger (48 I} Klasse M
40000009	ContainerwanneTyp:CW 3,SN:425029
40000010	Werkbank Serie 200-2B2000 x T700
40000011	Muldenkipper TKS-750
40000012	CNC-Vitrinenschrank B980 x TS00
40000013	Werkbank Eco 2000mm
40000014	Werkbank Eco 2000mm
40000015	Schubladenschrank
40000016	Schubladenschrank
40000022	Trockenschrank FD 115
40000023	Schubladenschrank
40000024	Schubladenschrank
40000025	Trockenschrank FD 115-230V
40000026	Mobile Ansaugpumpe
40000027	RF-Spektrumanalysator XL3 AIR
40000028	System-Container mit FIOgeltoren
40000029	Info-Saule
40000030	Sputnik Fuel Cell Unit with Ca
40000031	Gefahrstoffschrank (feuerbestan)
40000032	Laserwegmesssystem
40000033	Systemcontainer 2K 414 OTE
40000034	Kombi-Werkbank Model! 723V
40000035	Werkbank Modell 122 V
40000036	Sputnik 2 fur Messeausstellung
40000037	Werkbank Model! 723 V
40000038	Werkbank Modell 723 V

410 Computerzubehor

41000012	Dell PrecisionM4700,SN TADQDDBWl
41000014	HP ZBook 15 Mobile Workstation
41000015	HP Z420 Workstation

Annex 1.3, page
41000016	exone UNl3 GX-420CA 4GB 120GBSSD
41000017	exone UNl3 GX-420CA 4GB 120GBSSD
41000018	Monitor 49” LG Electronics 49SE3
41000019	HP ZBook lSu GS
41000020	HP ZBook lSu GS
41000021	HP ZBook lSu GS
41000022	HP Z2 Mini G4 Workstation
41000023	HP Z2 Mini G4 Workstation
41000024	HP ZBook Firefly 15 G7
41000025	HP EliteBook

420 Bilroeinrichtung
42000003	Schreibtisch Halle 6
440 Werkzeuge bis 1000€ nsn 0>1000€
44000008	KNC-Maschinenschraub Universal
44000010	KNC-Maschinenschraubstock
450 Einbauten in fremde Gebaude
45000001	Fertigungszelle
45000002	Pruflabor
45000003	Klimaanlage
45000004	Spultisch mit Amatur + Drucksp.
45000005	Montagekabine